Press Release	Source: Left Right Marketing Technology, Inc.

Left Right Marketing Technology Inc. Prepares for the October 1st Launch of CrazyGrazer.com

Thursday September 30, 11:14 am ET

Chairman And President/CEO In New York To Promote the Site's Official Launch

LAS VEGAS--(BUSINESS WIRE)--Sept. 30, 2004--Crazy Grazer LLC, a wholly owned subsidiary of Left Right Marketing Technology, Inc. (OTCBB: LRMK - News), announced today that Chairman Rock Newman and President/CEO Mick Hall have traveled to New York City to proactively promote and launch CrazyGrazer.com on Friday, October 1st.

"Over the past few months all the folks at Left Right Marketing Technology, Inc. have been preparing tirelessly for October 1, 2004 and now we are ready to take on the world," noted Chairman Rock Newman. "The days of E-commerce without the service are officially over with the launch of CrazyGrazer.com."

At market open, (9 a.m. ET) on Friday, October 1, 2004, Chairman Rock Newman will officially declare CrazyGrazer.com open for business enabling the world to "graze where the grass is greener" and purchase any one of over 1.5 million products in 16 different categories including: Computers; Electronics; DVD's; Software; Videos; Books; Music; Sports & Outdoors; Toys; Video Games; Musical Instruments; Health & Beauty; Home Office & Supplies; Home & Appliances; Gifts & Gourmet; Cameras & Optics; and more.

"By year's end we are looking to offer over 12 million different consumer products, and continue to deliver new, easy, customer friendly service to all, via our, website, toll free hotline, branded Public Access Shopping Kiosks, in room hotel shoppers or via wireless communication initiatives", added President / CEO Mick Hall. "Soon CrazyGrazer.com will be your destination to purchase everything from 'a Rolls Royce to roller skates' in the way that best suites you, the consumer."

While in New York, Mr. Newman and Mr. Hall are scheduled to appear on national and top market television, radio and print outlets familiar to potential customers all across the country.

CrazyGrazer.com's media tour began in mid-September in Las Vegas - the home city of the company - Mr. Newman had an opportunity to speak to a number of top media outlets including: ESPN, Sporting News Radio and appear on a number of top broadcast sports and business shows airing in over 150 of the nation's top media markets.

In addition to the website, CrazyGrazer.com encourages consumers to dial its 24-hour hotline 1-866-TO-GRAZE (1-866-864-7293) to shop using CrazyGrazer's friendly customer care representatives ready to assist consumers with all their personal shopping needs. For many, CrazyGrazer.com's 24-hour customer care center will offer a welcomed alternative to other E-Commerce company's automated directories and unfriendly service staff.

Additionally CrazyGrazer.com anticipates the placement of their first branded Public Access Shopping Kiosks in time for the holiday shopping season with the CrazyGrazer.com "In Room Hotel Shopper" and wireless communication initiatives scheduled to launch in early 2005.

Investors and LRMK stockholders are urged to read LRMK's annual report on Form 10-KSB and Forms 8-K, available free of charge on the SEC's website, www.sec.gov.

About CrazyGrazer.com

CrazyGrazer.com is a wholly owned subsidiary of Left Right Marketing Technology, Inc. (OTCBB: LRMK - News). CrazyGrazer.com brings the best brands together in a customer-friendly store environment featuring a 24-hour customer care center staffed with respectful, hard working, helpful service representatives, and not automated systems. Crazygrazer.com is a company dedicated to building lasting, life-long relationships with customers.

About Left Right Marketing Technology, Inc.

Left Right Marketing Technology, Inc., (LRMK) traded on the Over-the-Counter Bulletin Board (OTCB: LRMK), owns and operates CrazyGrazer.com - a Nevada based e-commerce shopping mall (www.crazygrazer.com) - and has executed a letter of intent to acquire Neolink Wireless Content - a Los Angeles-based wireless broadcast company, currently operating two MobiTV (www.MobiTV.com) live television channels available to SPRINT PCS Vision cellular customers. In line with LRMK's vision, both companies are prepared to be ever changing and poised to respond to new developments in technology, unique product offerings and appeal to a diverse customer base.

Forward-Looking Statements: The statements in this press release regarding the company's overarching business plans, any opinions expressed about those plans, ESPN, Sporting News Radio and media markets, any benefits of the anticipated consumer impact from this announcement, anticipated perceptions of stock holders based on this announcement and financial forecasts and savings, the Company's future success, the Company's ability to take advantage of market trends, the success of e-commerce, future opportunities and any other effect, result or aspect of the transactions and any other statements, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired business, costs, delays, and any other difficulties related to the outlet store launch, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Left Right Marketing Technology Inc.

Bonnie Smith, 702-260-9305

bsmith@crazygrazer.com

or

Alan Taylor Communications

Charles Leone, 212-714-1280

charles@alantaylor.com

Source: Left Right Marketing Technology, Inc.